Exhibit 10.7

Letter of Intent

     The parties to this Letter of Intent are Baron Energy, Inc. (“Baron”) and Pertex Production LP, Esconde Resources LP, and Permian Legend Petroleum LP, privately held Texas limited partnerships (hereinafter collectively referred to as “Pertex”). This Letter of Intent is intended to set out the general conditions for an acquisition of Pertex’s assets, both operated and non-operated, with working interest ranging from 5% to 100% and all associated equipment and property rights (the “Working Interest”) in oil and gas fields located in Bordon, Garza, Jones, Kent, Nolan, Reagan, Runnels, Scurry and Taylor Counties, Texas, and identified as the “Pertex Assets.” Baron will merge with Pertex by issuance of its restricted common stock to Pertex’s unit holders.

1.0 Timing of the Investment, Conditions, Initial Acquisition:

     1.1 Baron, which is a reporting company, trading on the OTC Bulletin Board, will effect a recapitalization such that it has no more than 20,000,000 shares of stock outstanding prior to conclusion of the acquisition contemplated by this Letter of Intent.

     1.2 Pertex will deliver, at Closing, 99% or more of its outstanding units, burdened by no more than $3,200,000 in long-term or scheduled debt, in exchange for 20,000,000 shares of Baron post-recapitalization common stock, such that Pertex’s unit holders will receive a 50/100 total interest in Baron.

     1.3 The parties will have a period of 15 days from the date of execution of the Letter of Intent to conduct relevant investigations or due diligence with respect to the assets, liabilities and corporate structure of Pertex and Baron for purposes of moving to a Merger Agreement based upon the terms of this Letter of Intent. All currently-available financial records will be available for review by either party at any time with reasonable notice. Baron acknowledges that Pertex will be undertaking, as soon as possible, an audit of its financial statements for the most recent two years and any interim periods as applicable suitable for filing with the Securities and Exchange Commission for purposes of compliance with the reporting requirements under which Baron operates, as set out in the Exchange Act of 1934. Completion of this acquisition cannot proceed without delivery of the audit to Baron.

     1.4 The parties anticipate entry into a binding Merger Agreement, dependant only upon satisfactorily completion of Pertex’s audit and SEC approval of Baron’s proxy, on or before February 15, 2010. (“closing’)

     1.5 The Parties agree that upon execution of this Letter of Intent, and until closing, they will no longer solicit or entertain offers or enter into any agreements for any transaction that is comparable to this transaction and also will not furnish information to any person or entity for such purpose for the same period, during which period the parties will use their good faith efforts to prepare and execute the Merger Agreement setting forth the terms of the transaction contemplated by this Letter of Intent.

2.0 Corporate Structure, Post-Closing

     2.1 The parties will transfer management control from the current executives and directors at Baron to appointees and nominees selected by Pertex, with an orderly transfer of power to occur at or shortly after Closing. All existing employment agreements at Baron will be honored (subject to review of such contract by Pertex), but no new agreements will be entered into prior to Closing, without the expressed written consent of Pertex.

     2.2 Pertex (Baron post merger) agrees to not issue any additional shares for a period of 12 months following the Closing other than for the purpose of acquiring additional oil and gas assets, the extinguishment of debt, or as an incentive or compensation to directors, employees, or contractors during the normal course of business.

3.0 Miscellaneous Terms and Conditions

     3.1 Time is of the Essence. Time is of the essence of this Letter of Intent and of each and every provision hereof.

     3.2 Amendment. This Letter of Intent may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

     3.3 Further Actions and Assurances. At any time and from time to time, each party agrees to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Letter of Intent.

     3.4 Assignment. This Letter of Intent shall not be assignable by Pertex or Baron.

     3.5 Notices. Any notice or other communication required or permitted by this Letter of Intent must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile or email of a “PDF” file transmission, charges prepaid, provided the communication is addressed:

Baron Energy, Inc.
Michael Maguire
3753 Howard Hughes Parkway, Suite 135
Las Vegas, Nevada 89169
Phone & Fax: 702-993-7424

Pertex Production LP
Ronnie L. Steinocher
Pertex Operations LLC
3327 West Wadley Ave., Ste 3-267
Midland, Texas 79707
Ph/Fax 432-685-1307

     3.6 Governing Law. This Letter of Intent was negotiated and is being contracted for in the State of Texas, and shall be governed by the laws of the State of Texas, notwithstanding any conflict-of-law provision to the contrary. Corporate securities and governance issues will be governed by Baron’s state of domicile, Nevada. Should any aspect of this Letter of Intent be subject to litigation or arbitration, the prevailing party in such dispute will be entitled to, in addition to all other damages, an award of its reasonable attorneys and accountant's fees.

     3.7 Entire Agreement. This Letter of Intent contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Letter of Intent. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

     3.8 Facsimile Counterparts. This Letter of Intent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, email “PDF”, telecopy, or other reproduction of this Letter of Intent may be executed by one or more parties and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Letter of Intent as well as any facsimile, telecopy or other reproduction hereof.

     3.9 Confidentiality. The parties each covenant and agree that, except as consented to by the Parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations) or (ii) to a party’s accountants, lawyers, employees, investors, bankers, advisors and representatives in connection with evaluating whether to proceed with negotiating and closing this transaction. Pertex specifically acknowledges that Baron is a publicly-trading company and disclosure of information in an untimely manner could be governed by SEC rules and regulations not currently imposed upon Pertex.

     3.10 Cumulative Purchases. Pertex will not acquire any already-issued shares of Baron from other shareholders without the prior written consent of Baron.

     3.11 It is understood that this letter of intent constitutes only a statement of the mutual intentions of the Parties hereto with respect to the proposed transaction and does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated. This letter of intent therefore does not constitute a binding commitment, or any offer by any party to enter into a binding commitment, with respect to the proposed transaction. Any binding agreement relating to the proposed transaction shall be conditioned upon the completion of due diligence by the Parties with the results of such due diligence being satisfactory to the Parties in their sole discretion, the negotiation and execution of the Merger Agreement in a form satisfactory to each Party and satisfaction of the conditions to be set forth therein.

Executed to be effective the 15th day of December, 2009:

Baron Energy, Inc.	Pertex Production, L.P.

By: /s/ Michael Maguire	By:	/s/ Ronnie L. Steinocher
Michael Maguire		Ronnie L. Steinocher
President		Manager

Esconde Resources LP
By: Esconde Energy LLC, its General
Partner

	By:	/s/ Ronnie L. Steinocher
Ronnie L. Steinocher,
President

Permian Legend Petroleum LP
By Permian Legend LLC, its General
Partner

	By:	/s/ Ronnie L. Steinocher
Ronnie L. Steinocher,
Manager